                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. )*

                    Under the Securities Exchange Act of 1934

                               Intersections Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    460981301
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

   CUSIP No.  460981301
--------------------------------------------------------------------------------

  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           CCP Fund Managers, LLC
--------------------------------------------------------------------------------

  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [__]
                                                                     (b) [__]
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------


                             5       SOLE VOTING POWER
                                     NONE
                                     -------------------------------------------
     NUMBER OF               6       SHARED VOTING POWER
       SHARES
     BENEFICIALLY                    1,744,904
       OWNED BY                      -------------------------------------------
         EACH                7       SOLE DISPOSITIVE POWER
     REPORTING
        PERSON                       NONE
         WITH                        -------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,744,904
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,744,904
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                               [__]
--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.256%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP No.  460981301
--------------------------------------------------------------------------------

  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Conning Investment Partners V, LLC
--------------------------------------------------------------------------------

  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [__]
                                                                     (b) [__]
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------

                             5       SOLE VOTING POWER
                                     NONE
                                     -------------------------------------------
     NUMBER OF               6       SHARED VOTING POWER
       SHARES
     BENEFICIALLY                    1,744,904
       OWNED BY                      -------------------------------------------
         EACH                7       SOLE DISPOSITIVE POWER
     REPORTING
        PERSON                       NONE
         WITH                        -------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,744,904
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,744,904
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                               [__]
--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.256%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP No.  460981301
--------------------------------------------------------------------------------

  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Conning Capital Partners V, L.P.
--------------------------------------------------------------------------------

  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [__]
                                                                     (b) [__]
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------

                             5       SOLE VOTING POWER
                                     NONE
                                     -------------------------------------------
     NUMBER OF               6       SHARED VOTING POWER
       SHARES
     BENEFICIALLY                    1,744,904
       OWNED BY                      -------------------------------------------
         EACH                7       SOLE DISPOSITIVE POWER
     REPORTING
        PERSON                       NONE
         WITH                        -------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,744,904
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,744,904
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                               [__]
--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.256%
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Intersections Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL PLACE EXECUTIVE OFFICES:

                  14901 Bogle Drive
                  Chantilly, VA 20151


ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed on behalf of Conning Capital Partners V, L.P., Conning Investment Partners V, LLC, and CCP Fund Managers, LLC. Conning Investment Partners V, LLC is the general partner of Conning Capital Partners V, L.P. CCP Fund Managers, LLC is the managing member of Conning Investment Partners V, LLC. Their agreement in writing to file this statement on behalf of each of them is attached as Exhibit 1 hereto.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  100 Pearl Street
                  Hartford, CT 06103

ITEM 2(c).        CITIZENSHIP:

                  CCP Fund Managers, LLC, Conning Investment Partners V, LLC and Conning Capital Partners V, L.P.: Delaware

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock (the "Common Stock")

ITEM 2(e).        CUSIP NUMBER:

                  460981301

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  (a)(   ) Broker or Dealer registered under Section 15 of the
                           Act

                  (b)(   ) Bank as defined in Section 3(a)(6) of the Act

                  (c)(   ) Insurance Company as defined in Section 3(a)(19) of
                           the Act

                  (d)(   ) Investment Company registered under Section 8 of the
                           Investment Company Act

                  (e)(   ) Investment Adviser registered under Section 203 of
                           the Investment Advisers Act of 1940

                  (f)(   ) Employee Benefit Plan, Pension Fund which is subject
                           to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (Section 240.13d-1(b)(1)(ii)(F)

                  (g)(   ) Parent Holding Company, in accordance with Section
                           240.13d-1(b)(ii)(G)

                  (h)(   ) Group, in accordance with Section 240.13d-1(b)(1)
                           (ii)(H)


ITEM 4.           OWNERSHIP:

                  (a) AMOUNT BENEFICIALLY OWNED:

                      1,744,904

                  (b) PERCENT OF CLASS:

                      10.256%

                  (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                      (i)   Sole power to vote or to direct the vote:

                            NONE

                      (ii)  Shared power to vote or to direct the vote:

                            1,744,904

                      (iii) Sole power to dispose or to direct the
                            disposition of:

                            NONE

                      (iv) Shared power to dispose or to direct the disposition of:

                            1,744,904


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following []

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF THE GROUP:

                  Not Applicable

ITEM 10.          CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       CCP FUND MANAGERS, LLC


                          By:   /s/ Preston B. Kavanagh
                                ---------------------------------------------
                                Name:  Preston B. Kavanagh
                                Title: Partner & CFO


                          CONNING INVESTMENT PARTNERS V, LLC

                          By:   CCP Fund Managers, LLC, its Managing Member


                                By:  /s/ Preston B. Kavanagh
                                     ----------------------------------------
                                     Name:  Preston B. Kavanagh
                                     Title: Partner & CFO


                          CONNING CAPITAL PARTNERS V, L.P.
                          By:   Conning Investment Partners V, LLC,
                                its General Partner

                          By:   CCP Fund Managers, LLC, its Managing Member


                                By:  /s/ Preston B. Kavanagh
                                     ----------------------------------------
                                     Name:  Preston B. Kavanagh
                                     Title: Partner & CFO

   Exhibit 1

                             Joint Filing Agreement

          The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Intersections Inc., and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 7th day of February, 2005.

                          CCP FUND MANAGERS, LLC


                          By:   /s/ Preston B. Kavanagh
                                ---------------------------------------------
                                Name:  Preston B. Kavanagh
                                Title: Partner & CFO


                          CONNING INVESTMENT PARTNERS V, LLC

                          By:   CCP Fund Managers, LLC, its Managing Member


                                By:  /s/ Preston B. Kavanagh
                                     ----------------------------------------
                                     Name:  Preston B. Kavanagh
                                     Title: Partner & CFO


                          CONNING CAPITAL PARTNERS V, L.P.
                          By:   Conning Investment Partners V, LLC,
                                its General Partner

                          By:   CCP Fund Managers, LLC, its Managing Member


                                By:  /s/ Preston B. Kavanagh
                                     ----------------------------------------
                                     Name:  Preston B. Kavanagh
                                     Title: Partner & CFO